UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2015

KORN/FERRY INTERNATIONAL

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14505	95-2623879
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Avenue of the Stars, Suite 2600 Los Angeles, California		90067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 552-1834

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On September 23, 2015, Korn/Ferry International, a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with HG (Bermuda) Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“Seller”), providing for, among other things, the acquisition by the Company (the “Acquisition”) of all the issued and outstanding shares and non-interest bearing convertible preferred equity certificates of Seller’s wholly owned subsidiary, HG (Luxembourg) S.à.r.l., a private limited liability company organized under the laws of Luxembourg (“HG Luxco”), on the terms and subject to the conditions set forth therein.

Pursuant to the Purchase Agreement, the Company will pay at the closing of the Acquisition (the “Closing”) to Seller an aggregate purchase price of approximately $452 million, consisting of (a) approximately $252 million in cash, net of estimated acquired cash and after giving effect to estimated purchase price adjustments as described in the Purchase Agreement, and (b) 5,922,136 shares of the Company’s common stock, par value $0.01 per share (the “Consideration Shares”), representing an aggregate value of $200 million based on the volume weighted average price of the Company’s common stock on The New York Stock Exchange on each of the 20 consecutive trading days ending on September 21, 2015. The Company has committed to a $40 million retention pool for certain employees of HG Luxco subject to certain circumstances.

Each of the Company and Seller has made customary representations and warranties in the Purchase Agreement and has agreed to customary covenants regarding the operation of its respective businesses prior to the Closing. Seller is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to discuss or engage in negotiations with third parties regarding alternative acquisition proposals, with exceptions for Seller’s board (the “Ownership Board”) to consider a superior proposal. The Purchase Agreement requires Seller to hold a shareholders’ meeting to vote on the approval of the Acquisition, notwithstanding any change in recommendation by the Ownership Board.

Each of the Company and Seller has agreed to indemnify the other and certain other indemnified persons from any and all losses incurred by such indemnified persons arising from, among other things, any breach of the representations, warranties or covenants set forth in the Purchase Agreement on the terms and subject to the limitations set forth in the Purchase Agreement. The Purchase Agreement also provides for the deposit by the Company, at Closing, of $30 million of the Consideration Shares (the “Indemnity Escrow Shares”) into an escrow account to secure Seller’s indemnification obligations under the Purchase Agreement. The escrow amount is equal to the Company’s maximum recovery amount for indemnity claims against Seller for losses arising from any breach of Seller’s representations and warranties, except that claims for losses arising from breaches of fundamental and tax-related representations and warranties are capped at the aggregate purchase price. The Indemnity Escrow Shares will be held and released from such account pursuant to the terms of an escrow agreement to be entered into at the Closing by and among Seller, the Company and Computershare Trust Company, N.A., in its capacity as escrow agent. Pursuant to the Purchase Agreement and form of Escrow Agreement, all Indemnity Escrow Shares not subject to claims will be released to Seller on the 12-month anniversary of the Closing.

Each party’s obligation to consummate the Acquisition is subject to various conditions, including (a) receipt of approval from 75% of those shareholders of Seller present in person or represented by proxy at the meeting to adopt the Purchase Agreement and the Acquisition (the “Required Shareholder Approval”), (b) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (c) receipt of certain non U.S. anti-trust approvals; (d) the accuracy of the representations and warranties of the other party, (e) compliance of the other party with its covenants in all material respects, and (f) the absence of a material adverse effect on the other party. The Company’s obligation to close is also subject to the receipt of a letter acknowledging receipt of the terms of a long term retention plan signed by 75% of the employees of Seller listed on a schedule to the Purchase Agreement. The Company and Seller anticipate the Closing to occur before the end of 2015 following satisfaction of the conditions to closing.

The Purchase Agreement contains certain termination rights for the Company and Seller and, in certain circumstances, requires Seller to pay a termination fee to the Company. Seller is obligated to pay the Company a termination fee of $15 million (the “Termination Fee”) if at any time prior to receiving the Required Shareholder Approval: (a) the Ownership Board has effected a change in recommendation; (b) following the receipt of an acquisition proposal, the Ownership Board fails to reaffirm its recommendation following a request therefor from the Company; or (c) Seller has willfully and materially breached the non-solicitation covenants and the covenants relating to Seller’s shareholder meeting in the Purchase Agreement; provided that the Company is not then in material breach of its covenants and agreements in the Purchase Agreement. The Purchase Agreement also requires Seller to pay the Termination Fee to the Company if: (i) the Purchase Agreement is terminated (A) by either the Company or Seller in the event the Acquisition has not been consummated by December 1, 2015 (as such date may be extended to December 28, 2015 under certain circumstances if required regulatory approvals are still pending), (B) by the Company in the event the Required Shareholder Approval is not obtained, (C) by the Company in the event Seller breaches its representations, warranties or covenants such that the applicable closing condition regarding the accuracy of Seller’s representations and warranties or the performance of its covenants would not be satisfied; or (D) by the Company in the event Seller refuses to effect the Closing by the fifth business day following the day on which the last of the conditions to Closing has been waived or satisfied; (ii) prior to any such termination of the Purchase Agreement, an acquisition proposal shall have been publicly announced or disclosed to Seller’s shareholders and not unconditionally withdrawn; and (iii) within twelve months following any such termination of the Purchase Agreement, Seller either consummates an acquisition proposal or enters into a definitive agreement for an acquisition proposal that is subsequently consummated (whether before or after such twelve-month period).

Voting Agreement

In connection with the execution of the Purchase Agreement, holders of approximately 50% of the issued and outstanding voting preferred shares of Seller have entered into a voting agreement (the “Voting Agreement”) with the Company and Seller, pursuant to which, among other things, such shareholders have agreed to vote their preferred shares (a) in favor of approval of the Purchase Agreement and the Acquisition, (b) against any other proposal relating to an acquisition of Seller, including any alternative acquisition proposal and (c) against any other action that would reasonably be expected to interfere with or delay the consummation of the transactions contemplated by the Purchase Agreement. The Voting Agreement will remain in effect until the earlier to occur of the Closing or the termination of the Purchase Agreement in accordance with its terms, except that if the Purchase Agreement is terminated prior to the receipt of the Required Shareholder Approval, then for a period of one year after the termination of the Purchase Agreement, the shareholder parties to the Voting Agreement are prohibited from voting for any competing transaction and against any action that would reasonably be expected to interfere or delay the consummation of the transactions contemplated by the Purchase Agreement.

Lock-Up Agreement

Pursuant to the Purchase Agreement, at the Closing, Seller and certain shareholders of Seller (each, a “Restricted Party”) will execute a lockup agreement (the “Lockup Agreement”) with the Company prohibiting Seller, during the restricted period under the Lockup Agreement, from transferring any Consideration Shares or entering into derivative transactions with respect to such shares, subject to certain limited exceptions. Each Restricted Party will agree not to enter into any derivative transactions with respect to any Consideration Shares beneficially owned by such party that remain subject to the lockup restrictions under the Lockup Agreement. One-third of the Consideration Shares will be released from the lockup restrictions on each of the first, second and third anniversaries of the Closing. If, however, the Company determines that any Seller shareholder has violated its non-compete obligations under Seller’s amended and restated bye-laws, the lock-up period for all Consideration Shares remaining to be distributed to such shareholder will be extended by an additional two years.

The Lockup Agreement will also provide that, prior to the third anniversary of the Closing, the Company shall have a right of first refusal to purchase from each of Seller (with respect to shares to be sold on behalf of any shareholders and/or certain former shareholders of Seller) and each Restricted Party any shares that any of them proposes to sell in excess of 50,000 shares in any given 30-day period, on the terms and subject to the conditions set forth in the Lockup Agreement.

The foregoing descriptions of the Purchase Agreement and the forms of Voting Agreement, Lockup Agreement and Escrow Agreement contained in Item 1.01 of this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Purchase Agreement and the forms of Voting Agreement, Lockup Agreement and Escrow Agreement, which are attached hereto as Exhibit 2.1, Exhibit 99.1, Exhibit A to Exhibit 2.1 and Exhibit C to Exhibit 2.1, respectively. The foregoing summary has been included to provide investors and security holders with information regarding the terms of each of the Purchase Agreement, the Voting Agreement, the Lockup Agreement and the Escrow Agreement and is qualified in its entirety by the terms and conditions thereof. Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the transactions described therein, each such agreement is not intended to be a source of factual, business or operational information about the Company, Seller or HG Luxco or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement are made only for purposes of the Purchase Agreement; are made as of specific dates; are solely for the benefit of the parties thereto; may be subject to qualifications and limitations agreed upon by those parties in connection with negotiating the terms of the Purchase Agreement, including by being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, investors and security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Seller or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Credit Agreement

On September 23, 2015, the Company entered into Amendment No. 3 (the “Amendment No. 3”) to the existing Credit Agreement dated as of January 18, 2013 by and among the Company, as borrower, and Wells Fargo Bank, National Association, as lender (the “Lender”), as previously amended by Amendment No. 1 dated as of December 12, 2014 (the “Amendment No. 1”) and Amendment No. 2 dated as of June 3, 2015 (the “Amendment No. 2”) (the existing Credit Agreement, as amended by the Amendment No. 1, the Amendment No. 2, and the Amendment No. 3, the “Credit Agreement”).

The Amendment No. 3 provides for, among other things: (a) a new senior unsecured delayed draw term loan facility in an aggregate principal amount of $150 million (the “Term Facility”); (b) a reduction in the revolving credit facility (the “Revolver” and, together with the Term Facility, the Credit Facilities”) from an aggregate principal amount of $150 million to $100 million; (c) an extension to the maturity date of the Revolver; (d) consent to enter into the Acquisition; and (e) certain changes to affirmative and negative covenants, including an increase to the minimum adjusted EBITDA that the Company must maintain from $70 million to $100 million.

At the Company’s option, loans issued under the Credit Facilities will bear interest at either adjusted LIBOR or an alternate base rate, in each case plus the applicable interest rate margin. The interest rate applicable to loans outstanding under the Credit Facilities may fluctuate between adjusted LIBOR plus 1.125% per annum to adjusted LIBOR plus 1.875% per annum, in the case of LIBOR borrowings (or between the alternate base rate plus 0.125% per annum and the alternate base rate plus 0.875% per annum, in the alternative), based upon the Company’s total funded debt to adjusted EBITDA ratio (as set forth in the Credit Agreement, the “consolidated leverage ratio”) at such time. In addition, the Company will be required to pay to the Lender a quarterly fee ranging from 0.25% to 0.40% per annum on the average daily unused amount of the Credit Facilities, based upon the Company’s consolidated leverage ratio at such time, and fees relating to the issuance of letters of credit.

Both the Revolver and the Term Facility mature on September 23, 2020, and may be prepaid and terminated early by the Company at any time without premium or penalty (subject to customary LIBOR breakage fees).

The foregoing description of the Amendment No. 3 does not purport to be complete and is qualified in its entirety by the text of the Amendment No. 3, which is attached as Exhibit 10.1 hereto.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under the subsection “Purchase Agreement” in “Item 1.01—Entry into a Material Definitive Agreement” is incorporated herein by reference. The offer and issuance of the Consideration Shares is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act.

Item 7.01.	Regulation FD Disclosure.

On September 24, 2015, in connection with the entry into the Purchase Agreement, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

The Company will also hold a conference call on September 24, 2015 with investors, analysts and other interested parties to provide supplemental information regarding the Acquisition. The slides for the conference call are attached hereto as Exhibit 99.3.

For purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the information in this Item 7.01 and Exhibit 99.2 and Exhibit 99.3 hereto are furnished to, but not filed with, the SEC, and shall not be deemed incorporated by reference in any Company filing under the Securities Act or the or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Forward Looking Statements

This Current Report on Form 8-K and Exhibit 99.2 and 99.3 attached hereto include “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include, but are not limited to, statements relating to the timing of the Acquisition, the expected benefits of the Acquisition, including future financial and operating results, expected synergies, and the combined company’s plans, objectives, expectations and intentions. Such statements are based on current expectations and are subject to numerous risks and uncertainties, many of which are outside of the control of the Company.

A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (a) the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement, (b) the inability to timely complete or complete at all the Acquisition due to the failure to obtain approval of the shareholders of Seller or because of the failure to satisfy other conditions to closing set forth in the Purchase Agreement, (c) delays in obtaining, adverse conditions contained in, or the inability to obtain, necessary regulatory approvals or complete regulatory reviews required to complete the Acquisition; (d) the risk that the Acquisition disrupts current plans and operations of the Company and/or HG Luxco as a result of the announcement, pendency or consummation of the Acquisition; (e) the ability to successfully integrate the operations and employees of HG Luxco into Korn Ferry; (f) the ability to recognize the anticipated benefits of the Acquisition which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees; (g) costs related to the Acquisition; (h) the outcome of any legal proceedings that may be instituted against Korn Ferry or Seller or their respective affiliates following announcement of the Acquisition; (i) changes in applicable laws or regulations; (j) the possibility that Korn Ferry or HG Luxco or their respective subsidiaries and affiliates may be adversely affected by other economic, business, and/or competitive factors; and (k) other risks and uncertainties indicated from time to time in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”).

The Company undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 2.1	Stock Purchase Agreement, dated as of September 23, 2015, by and between Korn/Ferry International and HG (Bermuda) Limited.*

Exhibit 10.1	Amendment No. 3 to Credit Agreement with Wells Fargo Bank, National Association, dated as of September 23, 2015.

Exhibit 99.1	Form of Voting Agreement, dated as of September 23, 2015, by and among Korn/Ferry International, HG (Bermuda) Limited and certain shareholders of HG (Bermuda) Limited.

Exhibit 99.2	Press Release, dated September 24, 2015.

Exhibit 99.3	Investor Presentation Slides, dated September 24, 2015.

*	Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORN/FERRY INTERNATIONAL
(Registrant)

Date: September 24, 2015

/s/ Robert P. Rozek
(Signature)
Name: Robert P. Rozek
Title: Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

Exhibit 2.1	Stock Purchase Agreement, dated as of September 23, 2015, by and between Korn/Ferry International and HG (Bermuda) Limited.*

Exhibit 10.1	Amendment No. 3 to Credit Agreement with Wells Fargo Bank, National Association, dated as of September 23, 2015.

Exhibit 99.1	Form of Voting Agreement, dated as of September 23, 2015, by and among Korn/Ferry International, HG (Bermuda) Limited and certain shareholders of HG (Bermuda) Limited.

Exhibit 99.2	Press Release, dated September 24, 2015.

Exhibit 99.3	Investor Presentation Slides, dated September 24, 2015.

*	Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.